Exhibit 4.17
AeroVision Aircraft Services, LLC
AeroVision Engine Services, LLC
AeroVision International, LLC
AVI Sales & Leasing Services, LLC
AVI Inventory Services, LLC
Global Powertrain Systems, LLC
MSN145056, LLC

To:
BNP Paribas Trust Corporation UK Limited
10 Harewood Avenue
London NW1 6AA
United Kingdom

To:
LKQ Italia Bondco S.p.A.
Foro Buonaparte 70
20121 – Milan
Italy
Attention: Aldo Carrabino

-by express courier, anticipated by e-mail-
Chicago, November 29, 2017

Re:     Supplemental Indenture – LKQ Italia Bondco S.p.A. 3.875% Senior Notes due 2024
Dear Sirs,
as discussed, please find below our proposal regarding the Supplemental Indenture (the “Proposal”).
* * *

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SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 29, 2017, among the parties identified on Schedule 1 attached hereto (the "Guaranteeing Subsidiaries") each of which is a direct or indirect subsidiary of LKQ Corporation, a Delaware corporation (“Parent”), LKQ Italia Bondco S.p.A., a joint stock company (società per azioni) organized under the laws of the Republic of Italy and a subsidiary of Parent (the “Issuer”), and BNP Paribas Trust Corporation UK Limited, as trustee under the Indenture referred to herein (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of April 14, 2016 (the “Indenture”), providing for the issuance of the Issuer’s 3.875% Senior Notes due 2024 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s payment obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. Each of the Guaranteeing Subsidiaries hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article Ten thereof.
3.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator member of the Board of Directors or holder of Capital Stock of the Issuer or of any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Supplemental Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.
4.    THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS

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OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
6.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Guaranteeing Subsidiaries and the Issuer.
7.    GENERAL PROVISIONS. This Supplement Indenture to be entered by exchange of correspondence. Should a “Caso d’uso”, or an “Enunciazione” or a voluntary registration be triggered after the date hereof, then the relevant applicable registration tax shall be entirely borne by the party that has triggered the “Caso d’uso” or “Enunciazione” or voluntary registration.
[Remainder of Page Intentionally Blank]

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Schedule 1

AeroVision Aircraft Services, LLC
AeroVision Engine Services, LLC
AeroVision International, LLC
AVI Sales & Leasing Services, LLC
AVI Inventory Services, LLC
Global Powertrain Systems, LLC
MSN145056, LLC

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* * *
If you agree with the foregoing, please send us a copy of this letter agreement, signed by a duly authorized representative as irrevocable and unconditional acceptance of the Proposal.

Yours faithfully,

AeroVision Aircraft Services, LLC
AeroVision Engine Services, LLC
AeroVision International, LLC
AVI Sales & Leasing Services, LLC
AVI Inventory Services, LLC
Global Powertrain Systems, LLC
MSN145056, LLC
By:    /s/ Varun Laroyia
Name:    Varun Laroyia
Title:    Vice President and
    Chief Financial Officer

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